Exhibit (l)(2)

[Letterhead of Sutherland Asbill & Brennan LLP]

August 15, 2014

Fifth Street Senior Floating Rate Corp.

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

Ladies and Gentlemen:

We have acted as counsel to Fifth Street Senior Floating Rate Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-191701) (as amended to the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated August 1, 2014, which was included in Pre-Effective Amendment No. 5 to the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the public offering of 22,800,000 shares of common stock of the Company (the “Shares”), including 3,420,000 shares issuable by the Company to cover the underwriters’ over-allotment option, as described in the Prospectus and a prospectus supplement dated August 14, 2014 (the “Prospectus Supplement”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”), dated as of August 14, 2014, among the Company, Fifth Street Management LLC, FSC CT, Inc., and Morgan Stanley & Co. LLC, Deutsche Bank Securities, Inc., UBS Securities LLC and Goldman, Sachs & Co., as representatives of the several underwriters named in Schedule I thereto, which is being filed as Exhibit (h)(2) to the Company’s Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement, to be filed with the Commission on the date hereof.

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies of the following:

(i)	The Restated Certificate of Incorporation of the Company, certified as of the date of this opinion letter by an officer of the Company;

Fifth Street Senior Floating Rate Corp.

August 15, 2014

(ii)	The Amended and Restated Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company;

(iii)	A Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date; and

(iv)	The resolutions of the board of directors, or a duly authorized committee thereof, of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Underwriting Agreement and the Registration Statement, certified as of the date of this opinion letter by an officer of the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

For purposes of our opinions in this opinion letter, we have assumed, without any independent investigation or verification, that: (a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (b) each governmental or officer’s certificate has been properly issued and it is accurate, complete and authentic (and we have assumed that such certificates remain accurate on the date of this letter); (c) all natural persons have sufficient legal capacity; and (d) the accuracy and completeness of all corporate records made available to us by the Company.

This opinion letter is limited to the effect of the General Corporation Law of the State of Delaware, as in effect on the date hereof, and reported judicial decisions interpreting the foregoing, and we express no opinion with respect to any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Fifth Street Senior Floating Rate Corp.

August 15, 2014

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to our firm in the “Legal Matters” section in the Registration Statement and related Prospectus and Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP